Name of Registrant:
Templeton Russia and East European Fund, Inc.

File No. 811-08788

Exhibit Item No. 77C Matter Submitted to a Vote of Security Holders

The Annual Meeting of Shareholders of Templeton Russia and East European Fund, Inc. (the "Fund") was held at the Fund's offices, 300 S.E. 2nd Street, Fort Lauderdale, Florida, on August 23, 2013. The purposes of the meeting was to elect four (4) Directors and the ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending March 31, 2014. At the meeting, the following persons were elected by the shareholders to serve as Directors of the Fund: Edith E. Holiday, Rupert H. Johnson, Jr., Frank A. Olson and Robert E. Wade.* No other business was transacted at the meeting.

The results of the voting at the Annual Meeting are as follows:

Proposal 1. The election of four Directors:

Term Expiring 2016
       	                     % of        % of             % of     % of Shares
                            outstanding Shares         outstanding Present and
			For   Shares	Voted  Withheld  Shares     Voting
Edith E. Holiday    2,911,699  51.69%	76.88%   875,870  15.55%  23.12%
Rupert H.
Johnson, Jr.  	    2,889,927  51.31%	76.30%   897,642  15.93%  23.70%
Frank A. Olson      2,884,423  51.21%	76.15%   903,146  16.03%  23.85%
Robert E. Wade      2,886,979  51.25%	76.22%   900,590  15.99%  23.78%



*Harris J. Ashton, Ann Torre Bates, Frank J. Crothers, Gregory E. Johnson, J. Michael Luttig, David W. Niemiec, Larry D. Thompson and Constantine D. Tseretopoulos.


Proposal 2. The ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending March 31, 2014.

	                  	 	                        % of Shares
		Shares Voted   % of outstanding Shares   Present and Voting
For	          3,725,397	      66.14%	                 98.04%
Against		     29,401	       0.52%			  0.77%
Abstain		     45,164	       0.80%		          1.19%
Total	          3,799,962	      67.46%			100.00%